EXHIBIT 16.1





September 29, 2005



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549



We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 23, 2005, to be filed by VA Software Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,


/s/ BDO Seidman, LLP


BDO Seidman, LLP

San Jose, California